Exhibit 10.1

[Information indicated with brackets has been excluded from this exhibit because it is not material and would be competitively harmful if publicly disclosed]

PENNYMAC FINANCIAL SERVICES, INC.

CHANGE OF CONTROL SEVERANCE PLAN

The Company hereby adopts this PennyMac Financial Services, Inc. Change of Control Severance Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1.        DEFINITIONS. As hereinafter used:

1.1    “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.2    “Board” means the Board of Directors of the Company.

1.3    “Cause” means that the Eligible Employee has: (a) willfully failed to perform, or been grossly negligent in the discharge of, his or her duties to the Company or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition); (b) committed any acts constituting (i) a felony or (ii) any misdemeanor involving dishonesty, moral turpitude, deceit or fraud; (c) materially breached any employment agreement or other obligation to the Company, including without limitation a breach by the Eligible Employee of the Company’s written employment policies; (d) materially violated any provision of any agreement(s) between the Eligible Employee and the Company, including any agreement relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; (e) engaged in acts of fraud or material misconduct in connection with the performance of his or her duties with the Company, any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by such Eligible Employee’s supervisor; (B) dishonesty to such Eligible Employee’s supervisor with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or (f) engaged in any misconduct, regardless of whether or not in the course of such Eligible Employee’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates. No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.

1.4    A “Change of Control” shall be deemed to mean the occurrence of any of the following after the Effective Date:

(a)         any (i) merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) sale or exchange of all of the Stock of the Company for cash, securities or other property, (iii) sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, or (iv) any liquidation or dissolution of the Company, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction; or

(b)         any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 20% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities; or

(c)         over a period of twelve (12) consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board; or

(d)         a majority of the Board votes in favor of a decision that a Change of Control has occurred.

1.5    “Change of Control Protection Period” means the period commencing on the date a Change of Control occurs and ending on the second anniversary of such date.

1.6    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

1.7    “Company” means PennyMac Financial Services, Inc., its subsidiaries or any successors thereto.

1.8    “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or as determined by the Company in accordance with applicable laws.

1.9    “Effective Date” means September 22, 2021.

1.10    “Eligible Employee” means any employee set forth on Exhibit A who is employed on the date of a Change of Control.

1.11    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12   “Equity Plan” means the Pennymac Financial Services, Inc. 2013 Equity Incentive Plan and any successor plan thereto, as the same may be amended from time to time.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14    “Good Reason” means, if an Eligible Employee has complied with the “Good Reason Process (as defined below) following the occurrence of any of the following events, without such employee’s express written consent:

(a)       a material reduction by the Company in the Eligible Employee’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(b)       a material change in Eligible Employee’s title, position, duties or responsibilities which represents an adverse change from his or her title, position, duties or responsibilities as in effect immediately prior to the Change of Control; or

(c)       the relocation of the office at which the Eligible Employee is principally employed immediately prior to the Change of Control to a location more than fifty (50) miles from the location of such office, except to the extent the Eligible Employee was not previously assigned to a principal location and except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations at the time of the Change of Control.

Notwithstanding the foregoing, the Eligible Employee shall not have Good Reason to terminate employment with the Company (or otherwise have the right to claim that he or she has been constructively terminated from employment) due solely to the fact that the Company shall cease to be a public company and shall become a subsidiary of another publicly-traded corporation.

Any event described in Section 1.13 (a), (b) or (c) which occurs prior to a Change of Control but which the Eligible Employee reasonably demonstrates (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with, or in anticipation of, a Change of Control, shall constitute Good Reason for purposes of this Plan notwithstanding that it occurred prior to a Change of Control.

Notwithstanding the foregoing, any change in the Eligible Employee’s duties or responsibilities or any relocation of the Eligible Employee’s principal place of employment shall not constitute Good Reason if such Eligible Employee either requested, volunteered to undertake, or consented in writing to, such change or relocation. The Eligible Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

1.15 “Good Reason Process” means that (i) such employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) such employee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of when such employee first becomes aware, or should with reasonable diligence have become aware, of the first occurrence of such condition; (iii) such employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) such employee terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

1.16 “Other Equity Plan Participant” means any employee who holds an outstanding award under the Equity Plan and is not an Eligible Employee.

1.17 “Plan” means the Change of Control Severance Plan, as set forth herein and as it may be amended from time to time.

1.18 “Plan Administrator” means the Compensation Committee of the Board or such other authorized person or persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.

1.19 “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)       the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or

(b)       the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control.

1.20 “Potential Change of Control Period” means the period beginning upon the occurrence of a Potential Change of Control and ending upon the earliest to occur of the: (i) consummation of the Change of Control or (ii) one-month anniversary of the abandonment of the transaction or series of transactions that constitute a Potential Change of Control (as determined by the Plan Administrator in its sole discretion).

1.21 “Severance” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any subsidiary thereof, other than for Cause, death or Disability or (b) a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, following a Change of Control and during the Change of Control Protection Period, other than a termination of an Eligible Employee’s employment by the Company as part of a global integration after a Change of Control when such Eligible Employee is rehired by the Company as part of such integration.

1.22 “Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.23 “Welfare Benefit Continuation Period” means the eighteen (18) month period following a Severance that occurs during the Change in Control Protection Period.

SECTION 2.     CHANGE OF CONTROL SEVERANCE BENEFITS

2.1    Generally. Subject to Sections 2.6, 2.7, 4 and 6.2 hereof, each Eligible Employee shall be entitled to the greater of either the: (a) severance payments and benefits pursuant to the applicable provisions of Section 2 of this Plan if such Eligible Employee incurs a Severance during the Change of Control Protection Period or (b) severance benefits under any negotiated severance or employment agreement between such Eligible Employee and the Company (if applicable). With respect to an Eligible Employee who is entitled to benefits under the Workers Adjustment Retraining Notification Act of 1988, or any similar state or local statute or ordinance (collectively the “WARN Act”), such benefits under this Plan shall be reduced dollar-for-dollar by any benefits received pursuant to the WARN Act.

2.2    Payment of Accrued Obligations. Subject to Sections 2.7, 4 and 6.2 hereof, the Company shall pay to each Eligible Employee who incurs a Severance during the Change of Control Protection Period a lump sum payment in cash, paid in accordance with applicable law, as soon as practicable but no later than 10 days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued but unpaid annual base salary and any accrued but unpaid vacation pay through the Severance Date, and (b) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date.

2.3    Severance. Each Eligible Employee who incurs a Severance during the Change of Control Protection Period shall be entitled to (i) payment of his or her Base Pay and Bonus, as in effect on the Severance Date (or, if higher, as in effect on the date on which the Change of Control occurs) in a lump sum payment, as set forth on Exhibit A following the Severance and (ii) reimbursement for individual outplacement services at a level to be determined by the Plan Administrator for a period of up to eighteen (18) months after the Severance Date, such reimbursement to be paid not later than sixty (60) days following the month in which the expense is incurred. ; or, if applicable, as set forth in any negotiated severance or separation agreement between such Eligible Employee and the Company.

For purposes of calculating the Base Pay and Bonus as provided in this Section 2.3, (1) the Eligible Employee’s “Base Pay” shall be the Eligible Employee’s base annual salary as of his or her Severance Date or, if greater, as of the date on which the Change in Control occurs and (2) the Eligible Employee’s “Bonus” shall be the greater of (x) the average of the aggregate bonus and/or commission, if any, paid or payable to the Eligible Employee for each of the two (2) fiscal years preceding the fiscal year in which the Eligible Employee’s Severance Date occurs (or such fewer number of fiscal years for which the Eligible Employee was eligible to receive a bonus and/or commission) and (y) the bonus and/or commission paid for the fiscal year immediately preceding the date of the Change of Control.

2.4   Acceleration of Vesting.

(a)           Eligible Employees. In addition to the benefits provided pursuant to Sections 2.3 and 2.5 hereof (as applicable), each Eligible Employee who incurs a Severance during the Change of Control Protection Period shall be entitled to (i) with respect to any outstanding equity awards subject to time-based vesting, including, but not limited to, stock options, full acceleration of the time-based vesting provisions of such awards and (ii) with respect to any outstanding equity awards subject to performance-based vesting, the pro rata portion of such award that remains outstanding after application of Section 9 of the Equity Plan or any similar change of control provision in the Equity Plan shall be deemed vested at target; or, if applicable, as set forth in any negotiated severance or separation agreement between such Eligible Employee and the Company.

(b)           Other Equity Plan Participants. Each Other Equity Plan Participant who incurs a Severance during the Change of Control Protection Period shall be entitled to the same benefits provided in Section 2.4(a) to Eligible Employees. For the avoidance of doubt, Other Equity Plan Participants shall only be entitled to the benefits described in this Section 2.4(b) and shall not be entitled to any other payments or benefits described in this Plan.

2.5    Benefit Continuation. In the case of each Eligible Employee who incurs a Severance during the Change of Control Protection Period, during the Welfare Benefit Continuation Period the Company shall provide to each such Eligible Employee (and anyone entitled to claim under or through such Eligible Employee) all Company-paid benefits under any group health plan or dental plan of the Company (as in effect immediately prior to such Eligible Employee’s Severance Date) for which Eligible Employees of the Company are eligible, to the same extent as if such Eligible Employee had continued to be an Eligible Employee of the Company during the Welfare Benefit Continuation Period; provided, however, such benefits shall be subject to such Eligible Employee’s (i) timely election of continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) continued copayment of premium amounts at the applicable active employees’ rate. To the extent that such Eligible Employee’s participation in Company benefit plans is not practicable, the Company shall arrange to provide, at the Company’s sole expense, such Eligible Employee (and anyone entitled to claim under or through such Eligible Employee) with equivalent health and dental benefits under an alternative arrangement during the Welfare Benefit Continuation Period. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the Severance Date, and shall run concurrently with the Welfare Benefit Continuation Period.

2.6    Release; Restrictive Covenants; Benefit Commencement Date. No Eligible Employee who incurs a Severance during the Change of Control Protection Period shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2 hereof) unless, within forty-five (45) days following such Employee’s Severance Date, he or she first executes a release (as substantially in the form of Exhibit B hereto, or in such other form as is required to comply with applicable law, a “Release”) in favor of the Company and others set forth on said Exhibit B, or in such other form as is required to comply with applicable law, relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of the Employee’s employment, and such Release becomes effective and has not been revoked by the employee by the forty-fifth (45th) day following such Severance Date. Provided that the Eligible Employee executes the Release in accordance with the requirements of this Section 2.6, any payments or other benefits under the Plan shall commence (the “Benefit Commencement Date”) on or before the sixtieth (60th) business day following the Severance Date; all payments or benefits accrued during the period between the Severance Date and Benefit Commencement Date shall be provided in full on the Benefit Commencement Date. If the Eligible Employee does not execute and return such Release such that it does not become effective within the aforesaid period, the Eligible Employee shall cease to be entitled to any payments or benefits under this Plan.

2.7    409A. Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Eligible Employee’s termination of employment with the Company will be made to the Eligible Employee unless the Eligible Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to the Eligible Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Eligible Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Eligible Employee’s death, if the Eligible Employee is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to the Eligible Employee in a lump sum upon expiration of such six-month period (or if earlier upon the Eligible Employee’s death). It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Eligible Employee to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

SECTION 3.        PLAN ADMINISTRATION.

3.1    The Plan Administrator shall administer the Plan and have all powers necessary to enable it to properly carry out its duties with respect to the complete control of the administration of the Plan.

3.2 The Plan Administrator shall have the power and authority in its discretion to:

(a)           construe the Plan to determine all questions that shall arise as to interpretations of the Plan provisions;

(b)           determine which individuals are and are not Eligible Employees, determine the benefits to which any Eligible Employee may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(c)           adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder; and

(d)           make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.3    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4     All decisions and interpretations of the Plan Administrator shall be final, binding, and conclusive on all persons, including the Company and Eligible Employees.

SECTION 4.        LIMITATION ON BENEFITS.

In the event that any payment or benefit received or to be received by the Eligible Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received pursuant to the Plan) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code (all such payments and benefits being hereinafter referred to as the “Total Payments”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to the Eligible Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to the Eligible Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to the Eligible Employee and, to the extent economically equivalent, in a pro rata manner.

Notwithstanding anything to the contrary contained herein, the provisions of this Section 4 shall also apply to an Eligible Employee who has entered into an employment agreement with the Company but only to the extent that such provision does not materially and adversely affect the payment and benefits set forth in such Eligible Employee’s existing agreement and inures to the net economic benefit of such Eligible Employee.

SECTION 5.        PLAN MODIFICATION OR TERMINATION.

5.1    As long as no Potential Change of Control Period or Change of Control Protection Period is in effect, the Board may amend or terminate the Plan at any time. During any Potential Change of Control Period or Change of Control Protection Period, the Board may not, except as provided in Section 5.2, (a) terminate the Plan or (b) amend the Plan if such amendment would in any manner be adverse to the interests of any Eligible Employee. For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator during the Change of Control Protection Period to cause an Eligible Employee to no longer be designated as an Eligible Employee, or to decrease the payments or benefits for which an Eligible Employee is eligible, and (b) any amendment to Section 3.4 or this Section 5 during the Change of Control Protection Period shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

5.2    Notwithstanding the foregoing Section 5.1, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to, Section 409A of the Code.

SECTION 6.        GENERAL PROVISIONS.

6.1    Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2    If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. Notwithstanding any other provision of the Plan, any Severance Benefits under this Plan shall be subject to any Company clawback policies that the Company has adopted, or otherwise may adopt after the Effective Date, to the extent permissible under applicable law.

6.3    Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.5    This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die, all amounts, unless otherwise provided herein, shall continue to accrue and be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

6.6    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.7    The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.8    Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address.

6.9    This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

6.10    All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.

6.11    Any amendments made to this Plan (including, but not limited to, amendments to the definition of Change of Control in Section 1.4, Change of Control Protection Period in Section 1.5, Good Reason in Section 1.13, and Potential Change of Control in Section 1.16, the provisions with regard to Plan Modifications or Termination in Section 5 and the Binding Arbitration provisions in Section 7.7) will not be applicable in certain jurisdictions outside the United States where (i) country-specific definitions or terms and conditions were adopted in a sub-plan to the Plan in accordance with applicable law, (ii) the amendments to the Plan would modify or otherwise alter the country-specific definitions or terms and conditions as adopted in a sub-plan to the Plan in accordance with applicable law, (iii) such changes to the Plan are prohibited by applicable law, or (iv) applicable law requires the Company or its affiliates to provide notice, obtain approval or obtain consent for such amendments to the sub-plan and/or the Plan to or by local labor courts, tribunals, governmental entities, works councils, unions, employee representatives or similar bodies or employees of the Company.

SECTION 7.        CLAIMS, INQUIRIES, APPEALS.

7.1    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o PennyMac Financial Services, Inc.

3043 Townsgate Road

Westlake Village, California 91362

Attention: Senior Managing Director and Chief Operating Officer

7.2    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

7.3    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator

c/o PennyMac Financial Services, Inc.

3043 Townsgate Road

Westlake Village, California 91362

Attention: Senior Managing Director and Chief Operating Officer

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4, the application will be deemed denied on review.

7.5    Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6    Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above, and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

7.7    Binding Arbitration. Any and all disputes (including but not limited to claims in contract, tort, or claims for the interpretation, scope, or validity of the Plan, or this arbitration clause) between an applicant for benefits under the Plan, the Plan Administrator, and/or the Company premised in whole or in part upon a claimed material diminution in the Eligible Employee’s duties and responsibilities that remains unresolved after the exhaustion of the claims procedure outlined in Sections 7.1 through 7.6, above, shall be resolved through binding arbitration by a single arbitrator. The arbitration shall be conducted in the State where the applicant was employed as of the date of separation and will be governed by the Federal Arbitration Act (9 U.S.C. § 1 et. al). The arbitration will be conducted under the JAMS Streamlined Rules, except as modified or expanded by this provision. The arbitrator shall apply the standard of a reviewing court under ERISA and may provide all remedies and relief available under ERISA. The arbitrator shall permit reasonable pre-hearing discovery of facts sufficient to permit the parties to adequately arbitrate their claim(s) and defense(s), including access to essential documents and witnesses. The arbitrator shall give a written determination to the parties stating the arbitrator’s determination and the facts and law supporting the determination and shall furnish to the parties a signed copy of such determination. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. To the extent required by applicable law, the expenses of the arbitration shall be borne by the Company except that each party shall be responsible for their own legal fees and expenses, subject to any decision by the arbitrator under ERISA to award attorney’s fees.

EXHIBIT A

Eligible Employee Classification	Title
A	[**********************************]
B	[******************]

Severance Payment

The Severance Payment to which an Eligible Employee is entitled shall be based on the Eligible Employee’s employee classification as of the date immediately preceding the date of the Eligible Employee’s Qualifying Termination or, if greater, as of the date on which the Change of Control occurs, and shall equal the amount described in the table below.

A	Two (2) years Base Pay (as defined in Section 2.3) plus 200% Bonus (as defined in Section 2.3)
B	[*********************************] Base Pay (as defined in 2.3) plus [***]% Bonus (as defined in Section 2.3)

EXHIBIT B

FORM OF RELEASE